Exhibit 10.3

                  FIRST AMENDMENT TO RESTATED OUTSIDE DIRECTOR
                       COMPENSATION AND STOCK OPTION PLAN

         The CFI ProServices, Inc. Restated Outside Director Compensation and Stock Option Plan (the "Plan") is hereby amended as follows:

                  Section 2.1 of the Plan is hereby  amended to read as follows:
                  "Annually the Board of Directors shall establish a retainer payable to the non-employee Directors. In addition, the Board may establish meeting fees for attendance at Board or Committee meetings as the Board deems appropriate. The retainer for the 1999-2000 plan year shall be $7,000.00 payable to each non-employee Director; and each such director shall receive $1,000.00 for attendance at each Board or Committee meeting."

                  Section 3.1 of the Plan is hereby  amended to read as follows:
                  "As of the Effective Date of this First Amendment, the Company shall establish a new reserve from its authorized but unissued stock for 100,000 shares of Common Stock to be issued pursuant to the exercise of options granted under the Plan ("Options"). The maximum number of shares which may be issued upon exercise of the Options granted against this new share reserve shall be 100,000 shares of Common Stock. If any outstanding Option under the Plan for any reason expires or is terminated without having been exercised in full, the shares allocable to the unexercised portion of such Option shall again become available for option pursuant to this Plan."

                  Section 3.3 of the Plan is hereby  amended to read as follows:
                  "On the first business day following the Company's Annual Meeting of Shareholders at which this First Amendment is approved by the shareholders of the Company and on the first business day following each succeeding Annual Meeting of Shareholders until the share reserve has been exhausted, every non-employee Director eligible to receive Options shall be granted an Option to purchase 4,000 shares of the Company's Common Stock. If, on the first business day following the Company's Annual Meeting of

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                  Shareholders, the share reserve is

                  insufficient to permit a full 4,000 shares to be awarded to each Director, then any remaining shares shall be awarded on a pro rata basis."

                  Section 3.4 of the Plan is hereby amended so that the second sentence reads as follows: "Every Director eligible to receive Options under this Section 3.4 shall be granted an Option to purchase a pro rata portion of the 4,000 shares as corresponds to the number of days (including non-business days) such Director performs duties as a Director of the Company up to and including the day immediately following the Annual Meeting of Shareholders, divided by the number 365."

                  SECTION 3.6 OF THE PLAN IS HEREBY  AMENDED TO READ AS FOLLOWS:
                  "TERM OF OPTIONS. The term of each option hereunder shall expire at 5:00 p.m. Pacific time on the date which is five years after the date on which each Option is granted."

         The Effective Date of this First Amendment is May 14, 1999, the date of approval of this First Amendment by the Company's Shareholders.

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